Exhibit 99.2

Live Oak Bancshares, Inc. Announces Closing of Its Initial Public Offering

WILMINGTON, North Carolina – July 28, 2015 – Live Oak Bancshares, Inc. (“Live Oak”), parent company and registered bank holding company of Live Oak Banking Company, today announced the closing of its initial public offering of common stock. Live Oak sold a total of 4,800,000 shares of its voting common stock.

The voting common stock is listed on The Nasdaq Global Select Market under the symbol “LOB” and began trading on July 23, 2015.

The underwriters have an option to purchase up to an additional 700,000 shares of voting common stock at the initial public offering price, less the underwriting discount, within 30 days from the date of the offering.

Sandler O’Neill & Partners, L.P., Keefe, Bruyette & Woods, Inc., A Stifel Company and SunTrust Robinson Humphrey, Inc. acted as joint book-running managers.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and was declared effective by the SEC on July 22, 2015 and was amended on July 23, 2015. The registration statement Live Oak has filed with the SEC can be obtained by visiting EDGAR on the SEC website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of these securities was made only by means of a prospectus, copies of which may be obtained from: Sandler O’Neill + Partners, L.P., Attn: Prospectus Department, 1251 Avenue of the Americas, 6th Floor, New York, New York 10020; emailing syndicate@sandleroneill.com or calling (866) 805-4128, writing to Keefe, Bruyette & Woods, Inc., A Stifel Company, Attn: Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019 or calling (800) 966-1559, or writing to SunTrust Robinson Humphrey, Inc., Attn: Prospectus Department, 3333 Peachtree Road NE, 11th Floor, Atlanta, GA 30326; emailing STRH.Prospectus@suntrust.com or calling (404) 926-5744.

About Live Oak Bancshares, Inc.

Live Oak Bancshares, Inc. is the parent company and registered bank holding company of Live Oak Banking Company, a national online platform for small business lending.